Exhibit (p) 1.43

IRIDIAN ASSET MANAGEMENT LLC

CODE OF ETHICS

DECEMBER 1, 2006

Table of Contents

GENERAL BACKGROUND	3

DEFINITIONS	3

CODE OF ETHICS	6

I. STATEMENT OF PRINCIPLES	6

II. PROHIBITED PURCHASES AND SALES OF SECURITIES	7

III. EXEMPTED TRANSACTIONS	8

IV. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS	9

A. Good Until Canceled and Limit Orders	10

V. DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT	10

VI. TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS	10

A. Disclosure of Personal Brokerage Accounts	10

B. Initial Holdings Statement of Access Persons:	11

C. Annual Holdings Statement of Iridian Persons	11

D. Annual Receipt of Code of Ethics Certification of Iridian Persons	11

E. Quarterly Transaction Reporting Requirements and Certification of Iridian Persons	11

F. Quarterly Receipt of Code of Ethics Certification of Iridian Persons	12

G. Quarterly Conflict of Interest Reporting of Access Persons	12

VII. OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE	13

A. Outside Interests	13

B. Outside Activities	13

1. Outside Persons	13

2. Prohibited Activities	13

3. Political Contributions	14

C. Potential Conflicts	15

D. Disclosure	15

VIII. CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO	15

IX. REPORTING VIOLATIONS	16

X. ENFORCEMENT AND PENALTIES	16

XI. DUTIES AND POWERS OF THE ADVISER	17

USE OF MATERIAL NON PUBLIC INFORMATION	19

I. INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES	19

II. MEMORANDUM ON INSIDER TRADING	20

A. Trading by Iridian Persons	20

B. What To Do If You Learn Inside Information	21

C. Investigations of Suspicious Trading	21

D. The Adviser’s Trading Activities Are Confidential	21

E. Conduct Prohibited by the Law of Insider Trading	22

F. Lawful Use Of Public Information	24

G. Conclusion	24

GENERAL BACKGROUND

Iridian Asset Management LLC is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Act”). As such, it and its employees are subject to the Act and the rules and regulations promulgated thereunder. In compliance with the Act, Iridian has adopted certain policies which are embodied in its Code of Ethics.

All Iridian Persons must adhere to the general principles as well as comply with the specific provisions of the Code of Ethics. Technical compliance with the Code of Ethics and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse of an individual’s fiduciary duties to Clients.

FAILURE BY ANY IRIDIAN PERSONS TO ADHERE TO THE CODE OF ETHICS COULD RESULT IN SEVERE CONSEQUENCES FOR BOTH IRIDIAN AND IRIDIAN PERSONS.

All Iridian Persons are required to read this Code carefully. Iridian Persons will be asked to sign an affidavit acknowledging compliance with this Code, and to make certain disclosures and to provide certain information to the Adviser on a periodic basis. If Iridian Persons have any questions about this Code and the policies and procedures contained herein, please see the Chief Compliance Officer.

DEFINITIONS

The following definitions are used in the Code of Ethics and Code of Conduct.

“Act” means the Investment Advisers Act of 1940.

“Access Persons” means (i) executive officers of the Adviser, (ii) directors of the Adviser, (iii) Portfolio Managers and (iv) Investment Personnel. A list of Access Persons is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by Access Persons applies equally to transactions in accounts in the names of other persons in which the Access Person has Beneficial Ownership.

“Adviser” means Iridian Asset Management LLC.

“Beneficial Ownership” means (i) the sole or shared power, directly or indirectly, to vote or dispose of the subject Securities or (ii) the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. “Beneficial Ownership” includes, but is not limited to, ownership of Securities held by members of the immediate family sharing the same household and other interests identified in Rule 16al(a)(2) promulgated under the Securities Exchange Act of 1934. For these purposes, “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships.

“Client” means any current client of the Adviser.

“Chief Compliance Officer” shall be the person designated on Schedule A.

“Code” or “Codes” shall refer to the Code of Ethics of the Adviser.

“Excluded Securities” include the following securities: (i) securities issued by the United States government, (ii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, (iii) bankers’ acceptances, (iv) bank certificates of deposit, (v) commercial paper, (vi) shares issued by money market funds, (vii) shares issued by unit investment funds that are invested exclusively in one or more open end funds, none of which are funds advised or sub-advised by the Adviser, and (viii) shares issued by open-end funds registered under the Investment Company Act of 1940 that are not advised or sub-advised by the Adviser.

“Ethics Review Committee” shall be comprised of those persons designated on Schedule A.

“Investment Personnel” means (i) Portfolio Managers and (ii) other Iridian Persons (including securities analysts and traders), who provide information and advice to Portfolio Managers regarding Client investment decisions or in connection with his or her regular function obtains information regarding such information and advice. A list of Investment Personnel is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by Investment Personnel apply equally to transactions in accounts in the names of other persons in which the Investment Personnel have Beneficial Ownership.

“Iridian Employees” means all employees, whether full-time or part-time, of the Adviser. Any provisions of this Code that apply directly to Iridian Employees apply equally to accounts in the names of other persons in which Iridian Employees have Beneficial Ownership.

“Iridian Persons” means all Iridian Employees and Outside Directors. Any provisions of this Code that apply directly to Iridian Persons applies equally to accounts in the names of other persons in which Iridian Persons have Beneficial Ownership.

“Outside Directors” means those individuals serving on the Adviser’s board of directors that are neither full-time nor part-time employees of the Adviser. Any provisions of this Code that apply directly to Outside Directors apply equally to accounts in the names of other persons in which Outside Directors have Beneficial Ownership.

“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of Iridian Persons, or for accounts in which Iridian Persons have Beneficial Ownership.

“Portfolio Managers” means those Iridian Persons entrusted with the direct responsibility and authority to make investment decisions affecting any Client. A list of Portfolio Managers is attached as Schedule A. Any provisions of this Code that apply directly to Personal Securities Transactions by a Portfolio Manager apply equally to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

“Program Trade” means the Purchase or Sale of a Security resulting from the rebalancing of a Client portfolio due to a deposit or withdrawal of funds by such Client or the need to bring a Client portfolio into alignment with similarly managed portfolios.

“Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

“Restricted Securities” means any Security for which Iridian or any Iridian Persons are in possession of material inside information or any other Security as determined by Iridian.

“Restricted Securities List” means the list maintained by designated Iridian Persons containing a listing of Restricted Securities.

“Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, options on indexes or currencies, foreign unit trusts and foreign mutual funds, limited partnerships, private investment funds, hedge funds and investment clubs, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing and 529 College Savings Plans1. The term “Security” shall not include “Excluded Securities.”

[1]	Although they look and act like open end mutual funds, 529 College Savings Plans are municipal securities.

CODE OF ETHICS

I.	STATEMENT OF PRINCIPLES

The Adviser has adopted this Code of Ethics and the accompanying procedures and forms to govern personal securities investment activities by all Iridian Persons. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

•	The Interests Of Clients Must Always Be Paramount.

Iridian Persons have a legal, fiduciary duty to place the interests of the Clients first. Although in many instances Iridian Persons may own securities and engage in Personal Securities Transactions in securities in which Clients also may have an ownership interest, Iridian Persons, in any decision relating to their personal investments, must scrupulously avoid serving their own interests ahead of those of any Client.

•	Iridian Persons May Not Take Inappropriate Advantage Of Their Relationship To Our Clients.

Iridian Persons should avoid any situation (unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Adviser or its Clients, etc.) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of Clients.

•	All Personal Securities Transactions Should Avoid Any Actual, Potential Or Apparent Conflicts Of Interest.

Although all personal securities transactions by Iridian Persons must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Iridian Persons owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount. As fiduciaries, the Adviser and Iridian Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients.

•	Iridian Persons Must Comply With All Applicable Laws and Regulations.

Iridian Persons have an obligation to ensure that they are complying with all applicable laws and regulations governing the Adviser’s business. Iridian Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;

•	To mislead such Client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;

•	To engage in any manipulative practice with respect to such Client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Iridian Persons must ensure that all oral and written statements, including those made to Clients, prospective Clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

II.	PROHIBITED PURCHASES AND SALES OF SECURITIES

A.	In a Personal Securities Transaction, Iridian Persons may not:

1.	Acquire any Security in an initial public offering.

2.	Acquire any Security in a private offering without the prior written consent of the Chief Compliance Officer. Furthermore, should written consent be given, Iridian Employees and Access Persons are required to disclose such investment when participating in the Adviser’s subsequent consideration of an investment in such issuer. In such circumstances, the Adviser’s decision to purchase securities of the issuer should be subject to an independent review by Investment Personnel having no personal interest in the issuer.

3.	Knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

B.	In a Personal Securities Transaction, Iridian Employees may not:

1.	Purchase or Sell a Restricted Security appearing on the Restricted Securities List.

2.	Execute a Personal Securities Transaction on a day during which the Adviser has a pending “buy” or “sell” order in that Security, until the Adviser’s order is executed or withdrawn.

3.	Compete with a Client trade by using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

4.	Sell short any security that is owned by a Client other than short sales “against the box” or short sales of options that are “covered.”

5.	Execute a Personal Securities Transaction without the prior written authorization of the Chief Compliance Officer.

C.	In a Personal Securities Transaction, Iridian Employees may not:

1.	Purchase or Sell a Security within five calendar days before the execution of a trade by the Adviser in the same Security provided the Adviser’s trade was not the result of a Program Trade and provided there was no prior knowledge of transactions in such security by the Adviser.

2.	Purchase or Sell a Security within five calendar days after the execution of a trade by the Adviser in the same Security if such Purchase or Sale is on the opposite side of the market as that of the Adviser’s transaction provided the Adviser’s trade was not the result of a Program Trade. (Sections II.C.1 and II.C.2 are collectively the “Blackout Periods”).

3.	Profit in a Personal Securities Transaction from the purchase and sale, or sale and purchase of the same or equivalent Securities within 30 calendar days (a “Short-Term Trade”). This restriction does not apply to:

(a)	A Short-Term Trade for which express prior written approval has been received from the Chief Compliance Officer;

(b)	A Short-Term Trade that is non-volitional on the part of Iridian Employees; or

(c)	A Short-Term Trade resulting from an automatic dividend reinvestment plan.

4.	Recommend, implement or consider any securities transaction for a Client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer.

Calculation of profits during the thirty (30) calendar day holding period referenced in Section II.C.3, above, will be based on “last-in, first out” (“LIFO”).

III.	EXEMPTED TRANSACTIONS

A.	The provisions described under Section II. “Prohibited Purchases and Sales of Securities” do not apply to:

1.	Purchases or Sales of Excluded Securities;

2.	Purchases or Sales of options contracts on a broad-based market index;

3.	Purchases or Sales of money market instruments;

4.	Purchases or Sales of fixed income securities;

5.	Purchases or Sales of call options against securities held in an account;

6.	Purchases or Sales of Securities which are not eligible for Purchase or Sale by the Adviser or not ordinarily Purchased or Sold by the Adviser on behalf of its Clients, e.g., securities of any closed end investment company registered under the Investment Company Act of 1940 or fixed income securities;

7.	Purchases or Sales of Securities effected in any account over which Iridian Persons have no direct or indirect influence or control, or in any account of the Iridian Person which is managed on a discretionary basis by a person other than such Iridian Person and with respect to which such Iridian Person does not in fact influence or control such transactions;

8.	Purchases or Sales of Securities held in unregistered investment vehicles for which the Adviser serves as the general partner and/or investment adviser;

9.	Purchases or Sales of Securities which are non-volitional on the part of Iridian Persons (e.g., the receipt of stock dividends);

10.	Purchases of Securities made as part of automatic dividend reinvestment plans;

11.	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

12.	Purchases or Sales of securities that are part of a 529 College Savings Plan; and

13.	All other transactions contemplated by Iridian Persons which receive the prior approval of the Chief Compliance Officer.

B.	The provisions described under Section II.C.1., 2. and 3. “Prohibited Purchases and Sales of Securities” do not apply to:

1.	Purchases or Sales of any Securities in any transaction, or series of transactions in any rolling thirty (30) calendar day period if the Iridian Employee had no prior knowledge of transactions in such security by the Adviser:

(a)	Involving 100 shares or less in Securities whose market capitalization is less than 1 billion dollars;

(b)	involving 500 shares or less in Securities whose market capitalization is 1 billion dollars or greater but less than 7 billion dollars;

(c)	involving 1000 shares or less in Securities whose market capitalization is 7 billion dollars or greater;

(d)	involving 2500 shares or less of the top 50 securities by volume during the previous calendar quarter on the NYSE or NASDAQ NMS (does not include small cap or OTC) or the top 250 companies of the S & P 500 Index;

(e)	involving 10,000 shares or less in Exchange Traded Funds (ETFs) as defined by the Adviser.

Preclearance is still required for any of these transactions.

Market capitalization and index data will be determined solely by the Adviser.

IV.	PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Iridian Employees wishing to engage in Personal Securities Transactions which are not Exempted Transactions must obtain prior written authorization of any such Personal Securities Transaction from the Chief Compliance Officer or such other person or persons that the Chief Compliance Officer may from time to time designate to make such authorizations. Personal Securities Transactions which are not Exempted Transactions proposed to be engaged in by the Chief Compliance Officer shall require prior written approval.

If there are any questions about whether any Iridian Persons may engage in Personal Securities Transactions, such questions shall be resolved by the Chief Compliance Officer. Any doubts shall be resolved in favor of refraining from trading.

From time to time prior written authorization for a Securities Transaction may not be possible in which case verbal authorization may be given. In these instances any such verbal authorization of Personal Securities Transactions which are not Exempted Transactions shall promptly be memorialized in writing and submitted to the Chief Compliance Officer.

Any authorization so provided is effective until the close of business on the trading day the authorization is granted. If an order for the Personal Securities Transactions which are not Exempted Transactions is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner.

A.	Good Until Canceled and Limit Orders

No Iridian Employee shall place a “good until canceled,” “limit” or equivalent order with his/her broker except that an Iridian Employee may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are pre-cleared.

V.	DISTRIBUTION OF THE CODE OF ETHICS, AMENDMENTS TO THE CODE AND WRITTEN ACKNOWLEDGEMENT OF RECEIPT

The Code will be distributed to Iridian Persons at the commencement of employment or upon being appointed as an Outside Director. Iridian Persons must acknowledge initial receipt of the Code as well as any amendments in writing.

VI.	TRANSACTION, ACCOUNT POSITION AND POTENTIAL CONFLICT REPORTING REQUIREMENTS

A.	Disclosure of Personal Brokerage Accounts. At the commencement of employment or upon being appointed as an Outside Director and annually thereafter, all Iridian Persons are required to submit to the Chief Compliance Officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser. The Chief Compliance Officer shall review, or cause to be reviewed, each confirmation from such accounts of Iridian Persons.

1.	Affirmative duty to disclose additional accounts during employment. Iridian Persons have an affirmative duty to submit promptly to the Chief Compliance officer the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership which are opened during their employment with Iridian. Each of these accounts is required to furnish duplicate confirmations and statements to the Adviser.

B.	Initial Holdings Statement of Access Persons: All Access Persons are required to submit to the Chief Compliance Officer an initial statement of his or her Securities holdings as of a date not more than 45 days prior to the individual becoming an Access Person. This statement must be submitted within 10 days of the date on which such person was designated a Access Person. Each Initial Holdings Statement must include:

1.	The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held including brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

For purposes of sections VI.A. and VI.B. brokerage accounts shall include any accounts held directly with a mutual fund for which the Adviser acts as an adviser or sub-adviser.

C.

Annual Holdings Statement of Iridian Persons. All Iridian Persons are required to disclose all personal Securities holdings upon commencement of employment, and by January 30th of each year thereafter. The disclosure must be current as of a date not more than 45 days prior to submitting the holdings statement. The Annual Holdings Statement must include the information detailed in paragraph VI.B., above.

Any required annual reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

D.

Annual Receipt of Code of Ethics Certification of Iridian Persons. At the commencement of employment and by January 30th of each year all Iridian Persons are required to certify that they have read and understand the Code of Ethics and that they have complied with its requirements throughout the prior fiscal year.

E.	Quarterly Transaction Reporting Requirements and Certification of Iridian Persons. Not later than 30 days after the end of each calendar quarter, all Iridian Persons are required to certify, in writing, that they have reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

All Iridian Persons shall report to the Adviser the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

1.	The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price at which the transaction was effected; and

4.	The name of the broker, dealer or bank with or through whom the transaction was effected.

Such reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

Any required quarterly reports will be deemed to be made if the executing broker provides to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all Personal Securities Transactions and copies of periodic statements for all securities accounts.

Iridian Persons need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

F.	Quarterly Receipt of Code of Ethics Certification of Iridian Persons. Not later than 30 days after the end of each calendar quarter, all Iridian Persons are required to certify, in writing, that they have received any amendments to the Code of Ethics, that they have read and understand the Code of Ethics and that they have complied with its requirements throughout the prior quarter.

G.	Quarterly Conflict of Interest Reporting of Access Persons. Not later than 30 days after the end of each calendar quarter, all Access Persons are required to certify, in writing, that they have reported all Outside Interests, Outside Activities and other Potential Conflicts as defined by the Chief Compliance Officer required to be disclosed or reported pursuant to the requirements of the Code.

Any such report may contain a statement that the report shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

VII.	OUTSIDE INTERESTS, OUTSIDE ACTIVITIES, POTENTIAL CONFLICTS, PROHIBITED ACTIVITIES AND REQUIRED DISCLOSURE

A.	Outside Interests.

1.	No Iridian Persons, except for those designated as Outside Directors on Schedule A, shall accept employment outside the Adviser, part-time or otherwise, without first obtaining the written approval of the Ethics Review Committee.

2.	No Iridian Persons may serve on the board of directors of a publicly traded company without prior authorization from the Ethics Review Committee based upon a determination that such service would be consistent with the interests of the Clients. Investment Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the Advisor involving securities of a company on whose board they serve.

3.	No Iridian Persons, except for those designated as Outside Directors on Schedule A, may accept a position as a director or officer of any unaffiliated private corporation, or as a general partner of any partnership, or similar position with a similar entity (e.g., trust, limited liability company or limited partnership) without the prior approval of the Ethics Review Committee. A position with a charitable organization must be disclosed to the Ethics Review Committee.

B.	Outside Activities

1.	Outside Persons. The Adviser understands that Iridian Persons, in the course of performing their duties, will develop relationship in the investment community with other, including, but not limited to, corporate executives, securities analysts and research personnel, brokers and traders as well as Clients, prospective Clients, or any entity that does business with or on behalf of the Adviser (collectively, “Outside Persons”).

2.	Prohibited Activities. Gifts and Entertainment

No Iridian Persons shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any Outside Person that does business with or on behalf of a Client or the Adviser. The following guidelines should be followed:

a.	Gifts may be received from an Outside Person so long as the aggregate annual value from any single Outside Person does not exceed the equivalent of $250.

b.	Gifts and entertainment must be reasonable in terms of frequency and value and should not be solicited. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e. holiday season.

c.	Usual or customary promotional items received from Outside Persons or food items consumed on the premises may be accepted provided they are reasonable in terms of frequency and value. (e.g. gift baskets, lunch or other meal items, trinkets)

d.	Avoid the acceptance of gifts, favors, entertainment or other things of value which could influence decision-making or make one feel beholden to an Outside Person.

e.	Do not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Person feel beholden to the Adviser.

f.	Entertainment situations may only be used to foster and promote business relationships with Outside Persons.

g.	Attendance at business meals, business related conferences, sporting events, shows, concerts, golf outings and other entertainment events at the expense of the giver is permissible so long as the expense is reasonable and the giver is present.

h.	Gifts should not be sent to an Iridian Person’s home. If they are, the Iridian Persons must request that the gift giver discontinue this practice in the future.

i.	Iridian Persons may not accept or offer air transportation nor may Iridian Persons accept air fare, hotel or other accommodations, etc.

j.	Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Person, Client or prospective Client (i.e. American Express Gift Cards, Money Orders, Gift Checks, etc.).

k.	Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with the Compliance Department.

l.	This policy applies to gifts and entertainment given to or received by family and friends on behalf of employees, vendors or Clients.

3.	Political Contributions. Unless previously approved by the Ethics Review Committee, Access Persons are prohibited from making a political contribution to any candidate or political committee, whether at the local, state or federal level, involved in an election in a jurisdiction which is a Client of the Adviser or for the purpose of obtaining or retaining Clients that are government entities.

C.	Potential Conflicts

Iridian Persons owe a fiduciary duty to Clients, and should avoid any activity that creates an actual, potential or apparent conflict of interest. Independence in the investment decision-making process is paramount. As fiduciaries both Adviser and Iridian Persons have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients. Conflicts may appear in the form of relationships with issuers, brokers and or other service providers to the Adviser and must be disclosed to the Chief Compliance Officer.

D.	Disclosure.

On a quarterly basis, all Access Persons must disclose to the Chief Compliance Officer any outside activity with any Outside Person which is paid for or sponsored by the Outside Person, other than the usual or customary promotional items received from Outside Persons or food items consumed on the premises, setting forth the identity of the Outside Person and the relationship to the Adviser and Access Persons, and the activity conducted. Reportable items and activities include personal gifts, a significant meal or drinks2, golf outings, or tickets to a show, concert or sporting event. As it is impossible to define every type of meal or entertainment please consult with the Compliance Department if you have any questions whether a meal or entertainment is reportable. From time to time, the nature of any outside activity with an Outside Person will be reviewed and more specific policies and guidelines may be established.

On a quarterly basis, all Access Persons must disclose to the Chief Compliance Officer any Potential Conflicts as defined by the Chief Compliance Officer (See Section VI.G.)

VIII.	CONFIDENTIAL STATUS OF THE ADVISER’S PORTFOLIO

The current portfolio positions, anticipated portfolio transactions and information regarding trading strategies of the Adviser must be kept confidential. If non-public information regarding the portfolio should become known to any Iridian Persons, whether in the line of duty or otherwise, he or she should not reveal it to anyone except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. If anyone is asked about the Adviser’s portfolio or whether a security has been bought or sold, his or her reply should be that this is an improper question and that this answer does not mean that the Adviser has bought, sold or retained the particular security. It is permissible, however, to identify to various research analysts the names of issuers in which we may have an interest without disclosing Iridian’s specific holdings

Except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes, the Adviser must keep all information about Clients (including former Clients) in strict confidence, including the Client’s identity (unless the client consents), the Client’s financial circumstances, the Client’s security holdings, and advice furnished to the Client by the firm.

[2]	Significant meals or drinks do not include a casual lunch or breakfast or a group dinner provided by sell side analysts to a number of buy side firms.

IX.	REPORTING VIOLATIONS

Iridian Persons must promptly report any violation of the Code for which they become aware to the Chief Compliance Officer. The Chief Compliance Officer shall provide a means for Iridian Persons to make any such reports on an anonymous basis. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Reports of violations in the case of the Chief Compliance Officer may be made to the Chief Operating Officer.

The following types of reporting are required:

•	noncompliance with applicable laws, rules, and regulations;

•	fraud or illegal acts involving any aspect of the firm’s business;

•	material misstatements in regulatory filings, internal books and records, Clients records or reports;

•	activity that is harmful to Clients, including fund shareholders; and

•	deviations from required controls and procedures that safeguard Clients and the firm.

Retaliation of any kind against any employee reporting a violation of the Code is a further violation of the Code.

Should the Chief Compliance Officer become aware of a violation he shall report such violation to the Ethics Review Committee. If a violation is deemed by the Ethics Review Committee to be of a material nature, it shall report such violation to members of senior management.

X.	ENFORCEMENT AND PENALTIES

The Chief Compliance Officer shall review each confirmation and brokerage statement describing Personal Securities Transactions by Iridian Persons. The confirmations and brokerage statements shall be compared to the transactions of the Adviser and shall be analyzed to determine if there exists any trading pattern that may indicate abuse. If a transaction appears to be a material violation of the Code, the transaction will be reported to the Ethics Review Committee. In the event the Chief Compliance Officer is unable to fulfill the review function, the Chief Operating Officer will undertake such review.

The Chief Operating Officer will review the Chief Compliance Officer’s transactions.

If any Iridian Employee executes a Personal Securities Transaction within the Blackout Periods specified under Section II.C., that is not an Exempted Transaction, and receives a price more favorable than that received by any Client, the Iridian Employee may be required to make a charitable contribution to a charity selected by the employee in the amount of the aggregate price difference of the Personal Securities Transaction.

Iridian Employees, who profit from a Short-Term Trade that is not an Exempted Transaction, will be required to make a charitable contribution to a charity selected by the Employee in the amount of the profit made.

If an Iridian Employee executes Personal Securities Transaction with no prior knowledge of transactions in such security by the Adviser, that is not an Exempted Transaction, within the five (5) day Blackout Period specified under Section II.C.1 in accordance with the preclearance procedures where the Iridian Employee does not receive a price more favorable than the Client3, the Ethics Review Committee will review the transaction to determine what action to take taking into consideration the timing of the Iridian Employee’s transaction, the amount of shares traded by the Adviser on behalf of the Client, the frequency of similar violations, whether the transaction was in a security analyzed by the Iridian Employee or in a portfolio advised by the Iridian Employee and any other factual circumstances the Ethics Review Committee deems relevant. The Ethics Review Committee may determine to take no action or require the Iridian Employee to reverse the transaction with the cost of reversal being borne by the Iridian Employee. If the transaction cannot be reversed the Iridian Employee may be required to engage in an offsetting transaction bearing any loss that occurs and making a charitable contribution in the amount of any gain to a charity selected by the employee.

The Adviser may take additional action, as described below.

XI.	DUTIES AND POWERS OF THE ADVISER

The Ethics Review Committee shall determine the appropriate response of the Adviser, taking into account all of the facts and circumstances of the apparent violation. If a violation has, in fact, occurred, the Ethics Review Committee may, in its sole discretion, take any one or more of the following actions:

1.	Letter of censure to the person or persons involved;

2.	Suspending or limiting Personal Securities Transactions;

3.	Fines, in amounts to be determined by the Ethics Review Committee, to be paid by the person or persons involved;

4.	Suspension of employment of the person or persons involved;

5.	Termination of employment of the person or persons involved;

6.	Report to regulatory bodies or criminal authorities; or

7.	Any other action deemed by the Ethics Review Committee to be fair and reasonable.

[3]	“Even a portfolio manager will not always be aware of all investment company trades seven days before they are executed.” ICI Report of the Advisory Group on Personal Investing, May 9, 1994 at 38.

In deciding whether to impose sanctions, the Ethics Review Committee may take into account any factors that it determines to be appropriate in imposing sanctions, which may include, but are not limited to, history of compliance, the nature of the violation, the person’s cooperation, acknowledgement and demonstrable remorse, whether the violation was intentional or inadvertent and whether a Client was ultimately harmed or disadvantaged.

The Ethics Review Committee also may require such Iridian Persons to resign from any Outside Interests, and to return to an Outside Person the value of the Outside Activity received.

The Ethics Review Committee also may impose any penalty it deems appropriate upon any person that has engaged in a course of conduct which, although in technical compliance with the Code, shows a pattern of abuse by that person of his or her fiduciary duties to Clients.

USE OF MATERIAL NON PUBLIC INFORMATION

I.	INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT PROCEDURES

As a registered investment adviser under the Act, the Adviser must establish and implement procedures designed to prevent insider trading and securities fraud.

As prescribed by the Code of Ethics, each Iridian Person is required to notify the Chief Compliance Officer of where his or her personal brokerage accounts are maintained. This is done when the Iridian Person is hired and when there is a change in this information. It is the responsibility of all Iridian Persons to notify promptly the Chief Compliance Officer of any changes in his or her personal accounts.

Personal accounts are any accounts in the name of Iridian Persons and any accounts of family members in which the Iridian Person has a financial interest or for which the Iridian Person has a Beneficial Interest. Personal brokerage accounts shall include any accounts held directly with a mutual fund for which Iridian acts as an adviser or sub-adviser.

Each Iridian Employee, Portfolio Manager and Investment Personnel is required to obtain prior approval on any transactions effected in his or her personal accounts as set forth in the preclearance procedures adopted by the Adviser.

Trades effected in all personal accounts will be reviewed periodically. The purpose of these reviews will be to ensure that no violations of securities laws have occurred. In this regard, all Iridian Persons should keep the following in mind when making personal investment decisions:

•	Trading on inside information is illegal.

•	Trading based on knowledge that large orders will be executed for Clients (frontrunning) is considered manipulative and is illegal.

If any Iridian Person believes that he or she is in possession of material inside information, he or she must notify the Chief Compliance Officer immediately.

II.	MEMORANDUM ON INSIDER TRADING

This memorandum explains procedures adopted by the Adviser to prevent insider trading.

READ IT CAREFULLY. INSIDER TRADING IS ILLEGAL AND PUNISHABLE BY FINES AND IMPRISONMENT.

This memorandum explains the conduct prohibited by the law of insider trading. It is meant to be a guideline—as the law of insider trading develops, other activities may fall within the scope of the insider trading laws.

Read this memorandum carefully. All Iridian Persons will be asked to sign a statement affirming that he or she has read this Code and that he or she understands its contents and will abide by the procedures being established.

New employees will be asked to sign such a statement at the time they join the Adviser. By signing this statement, each Iridian Person also affirms that he or she will maintain the confidentiality of information concerning the Adviser’s trading and other activities of the Adviser and its Clients. If Iridian Persons have any questions about what conduct is prohibited by the law of insider trading, contact the Chief Compliance Officer immediately.

Ignorance of the law is no excuse.

A.	Trading by Iridian Persons

The Adviser has adopted procedures to ensure that Iridian Persons do not trade on inside information.

Iridian Persons have been instructed to arrange for daily confirmations and monthly statements for all U.S. based securities accounts to be sent to the Chief Compliance Officer. Whenever Iridian Persons open new accounts, Iridian Persons must arrange for the daily confirmations and monthly statements for these accounts to be sent to the Chief Compliance Officer. Employment of any Iridian Persons may be terminated if it is determined that he or she has not complied with this procedure.

In addition, Iridian Persons must arrange for the daily confirmations and monthly statements for any U.S. based account in which Iridian Persons own an interest to be sent to the Chief Compliance Officer. Iridian Persons may be deemed to own an interest in someone else’s account if Iridian Persons share in the profits earned in the other account have discretion over the account or have any other financial interest in the other account. Iridian Persons should contact the Chief Compliance Officer if he or she has any questions about whether Iridian Persons own an interest in someone else’s account. Iridian Persons must also arrange for the daily confirmations and monthly statements for the securities accounts of his or her spouse and children and other persons who live with Iridian Persons to be sent to the Chief Compliance Officer.

B.	What To Do If You Learn Inside Information

It is not illegal to learn inside information. It is only illegal to trade on such information. If any Iridian Person thinks that he or she may have learned inside information, he or she must contact immediately the Chief Compliance Officer or, in his absence, any member of the Ethics Review Committee. UNTIL YOU SPEAK WITH THE CHIEF COMPLIANCE OFFICER OR, IN HIS ABSENCE, ANY MEMBER OF THE ETHICS REVIEW COMMITTEE, DO NOT TRADE ON THE INFORMATION OR DISCUSS THE POSSIBLE INSIDE INFORMATION WITH ANY OTHER PERSON.

If the Chief Compliance Officer concludes that such Iridian Persons may in fact have learned inside information, procedures will be established so that other Iridian Persons do not learn the inside information.

C.	Investigations of Suspicious Trading

It is possible that the Exchanges, the NASD and the SEC may request information from the Adviser concerning suspicious trading. Iridian Persons may be asked to sign a sworn affidavit affirming that, at the time of such trading, he or she did not have any inside information about the securities in questions. Employment of such Iridian Persons may be terminated if he or she refuses to sign such an affidavit or cooperate with any such investigation. The Adviser may submit these affidavits to the SEC.

D.	The Adviser’s Trading Activities Are Confidential

It is the duty of each Iridian Person to maintain the confidentiality of information concerning the Adviser’s trading. This confidential information includes the Adviser’s and its Clients’ securities positions, the timing and magnitude of trades, its trading plans and any internally prepared analysis of particular securities or of the markets. Iridian Persons should take every practicable step you can to preserve the confidentiality of this confidential information. For example:

1.	Don’t discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.

2.	Don’t gossip.

3.	Don’t read confidential documents in public places or discard them where they can be retrieved by others.

4.	Don’t carry confidential documents in elevators, hallways, etc., in an exposed manner.

5.	Beware of the carrying quality of conversations conducted on speaker telephones, in offices, on car or airplane telephones, on cellular phones, etc.

Obviously, a list such as this can only be suggestive. It is the responsibility of each Iridian Person to take whatever practicable steps are appropriate to preserve the confidentiality of confidential information.

The Adviser has a vital interest in the integrity of the securities markets. Insider trading destroys that integrity. The Adviser is committed to preventing insider trading and may terminate the employment of any Iridian Person who engages in this illegal practice.

E.	Conduct Prohibited by the Law of Insider Trading

This section is intended to provide information and guidance concerning insider trading, which has become an enforcement priority of the Securities and Exchange Commission and the Department of Justice. THIS SECTION IS A GUIDELINE—AS THE LAW OF INSIDER TRADING DEVELOPS, OTHER ACTIVITIES MAY FALL WITHIN THE SCOPE OF THE INSIDER TRADING LAWS. If any Iridian Person does not understand the following summary or have any questions about the conduct prohibited by the law of insider trading, please contact the Chief Compliance Officer.

1.	THE BASIC PRINCIPLE: Disclose or Refrain.

Although insider trading law has become increasingly complex, the prohibition against insider trading is simple: if you are in possession of “inside” information you must either publicly disclose the information or refrain from trading. The essence of the prohibition against insider trading is this principle of “disclose or refrain.”

2.	WHAT CONSTITUTES INSIDE INFORMATION.

Since the disclose or refrain obligation applies only to “inside” information, it is important to recognize what constitutes “inside” information. Simply, it is information which is (i) material, (ii) non-public, and (iii) the use of which for trading purposes would create a breach of duty.

(a)	Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Several rules of thumb can be helpful in assessing whether information is material. First, information that, when disclosed, is likely to have a direct effect on a stock’s price should be treated as material. Examples include information concerning impending tender offers, significant earnings swings and other major corporate events. Additionally, the decision to trade on non-public information can itself be evidence of the information’s materiality.

(b)	Non-Public Information. Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported on the Dow Jones Broad Tape, and investors have had a reasonable time to react to the information. Once the information has become public, it may be traded on freely.

(c)	Disclosure Breaching a Duty. Generally, a violation of the insider trading prohibition occurs when a person violates a duty owed either to the person on the other side of the transaction or to a third party by trading on the information. This duty may take one of several forms, which include but are not limited to the following. As law of insider trading develops other activities may fall within the scope of the law.

(i)	Corporate Fiduciaries. Fiduciaries, such as corporate directors and officers, owe a duty not to use their positions to take advantage of the holders of the corporation’s securities.

(ii)	Temporary Insiders. In addition to traditional insiders (directors and officers), underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with a corporation, are also considered to be insiders and come within the disclose or refrain prohibition.

(iii)	Relationship with the Market. Certain persons who enter into special obligations of trust and confidence with purchasers and sellers in the market are also considered insiders. These insiders include investment advisers, market makers and SEC employees.

(iv)	Misappropriation: Theft of Information. Virtually anyone—a financial printer, a newspaper reporter, or a non-attorney employed by a law firm—can become subject to the disclose or refrain prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and illegally converting it. In essence, the misappropriation theory prohibits a thief from profiting from stolen information.

(v)	Tippees. A tippee is a person who receives a “tip.” He is considered an insider and subject to the disclose or refrain prohibition in two sets of circumstances.

1.	Derivative Liability. Under derivative liability, a tippee essentially stands in the shoes of the insider for purposes of the insider trading prohibition. To be liable as a tippee there must be a breach of duty by the original insider in disclosing the information to the tippee and the tippee must know, or have reason to know, of this breach. The chain of tippee liability can extend from one tippee to another so long as each successive tippee is aware of the original violator’s breach.

2.	Liability Under Rule 14e-3. There is a special SEC rule relating to tippee liability for information relating to tender offers. Rule 14e-3 imposes the disclose or refrain prohibition upon any person, including a tippee, who is in possession of material non-public information relating to a tender offer if (i) the bidder has taken a “substantial step” towards the commencement of a tender offer, and (ii) the person in possession of the information knows or has reason to know the information was acquired from the bidder, the target or their agents. Under this rule a duty does not have to be breached by the person providing the information for a tippee to be held liable. However, to be liable for insider trading, the tippee must be aware that the bidder, target or one of their agents is the ultimate source of the information.

F.	Lawful Use Of Public Information

Although insider trading is illegal, the federal securities laws permit a trader to make use of information that is publicly available. Also, the prohibition against insider trading does not punish sound market analysis and legitimate trading practices.

For example, it is legal to use your superior skills in analyzing public information to make profitable trades. It also is legal to trade on market rumors if the source of the information is unknown and you have no reason to believe that the source is an insider.

The law does not require that all traders in the market have equal access to all information. However, when a person breaches a duty by disclosing material non-public information, the law prohibits and severely punishes (civil and criminal remedies include disgorgement of profits, treble damages, fines and imprisonment) trading on that information.

G.	Conclusion

Insider trading is a serious matter and it is important to be able to recognize what constitutes impermissible trading. Again, if you have any doubt whether a particular practice is permissible consult with the Chief Compliance Officer as soon as possible and before you act.

SCHEDULE A

As of 12/01/2006

Portfolio Managers:

David L. Cohen

Harold J. Levy

Vivien Liu

Jeffrey Silver

Sturgis P. Woodberry

Robert Thomas Zankel

Investment Personnel:

All Portfolio Managers

Security Analysts:

Michele Drasher

Brittain Ezzes

Matt Greenberg

Jacqui Lindenbaum

Lucien F. Noel

Daniel Perla

Paul Scarpetta

Angela Rada (Research Assistant)

Lukasz Thieme (Intern)

Traders:

Caroline B. Keenan

Courtney McKenna

Jason McLean

Tom Hromas

Operations Staff:

Jeanne Saporito

Theresa Lewis

David Lopez

Lane Bucklan

Jennifer Mannella

Iridian Employee Executive Officers and Directors:

David L. Cohen

Harold J. Levy

Jeffrey M. Elliott

Alice B. Hicks

William Stack

Outside Directors:

Brian Goggin

Denis Donovan

Brendan Donohoe

Michael Grealy

Sean O’Dwyer

Access Persons:

All Portfolio Managers

All Investment Personnel

All Iridian Employee Officers and Directors

All Outside Directors

Ethics Review Committee:

Jeffrey M. Elliott

Lane S. Bucklan

Chief Compliance Officer:

Lane S. Bucklan